FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
December 20, 2005                                 3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

         FX Energy Reports Results of Lugi-1 Well and Status of Sroda-5
                    and Drozdowice-1 Wells in Western Poland

Salt Lake City, December 20, 2005 - FX Energy, Inc. (Nasdaq: FXEN) announced today that test results on the Lugi-1 well in western Poland were determined to be uneconomic and that the well will be plugged and abandoned. "This well trapped and tested gas from a thin section of the Rotliegend target reservoir but is not economic," said Andy Pierce, FX Energy's COO. "Our technical team will use the results of this well to help evaluate the future potential of the pinchout target in our Fences I area," continued Mr. Pierce.

Richard Hardman, head of FX Energy's technical team stated, "The Lugi-1 well found a short porous Rotliegend section of some 9 meters with the top one and a half meters showing high gas saturations at a level normally associated with a long gas column. Gas shows were also recorded when the basement section below the Rotliegend was being cored. Until the well results are better understood, the impact of the well on the major Rusocin - Lugi pinchout play can not be fully determined."

The Sroda-5 well is currently being cased to the top of the Rotliegend at a depth of 3,510 meters. Once the casing has been cemented, the well will be cored and tested. The Polish Oil and Gas Company owns a 51% interest in the Lugi-1 and Sroda-5 wells and is the operator; FX Energy owns 49%.

The Drozdowice-1 well in the Fences III area in Poland, where FX Energy is the operator and owns 100%, is currently in the process of building a location with drilling planned to begin in January 2006.

About FX Energy
---------------

FX Energy, Inc. is a technology-driven E&P company, with a large land position, very large low-cost reserve potential, an active drilling program and financial strength to fund current exploration. The Company holds exploration rights to over 1.7 million acres in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flows for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.